EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FIRST QUARTER 2009 RESULTS

Coldwater, Michigan, May 4, 2009: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) today announced that it recorded a net loss of $271,000 ($0.12 per diluted share) for the first quarter ended March 31, 2009 compared to net income of $1.2 million ($0.52 per diluted share) during the first quarter of 2008. Earnings for the period were primarily affected by a $1.1 million increase in loan loss provision expense when compared to the same period last year.

Southern's 4.04% net interest margin for the first quarter of 2009 remained strong when compared to peers. However, it was a decrease from the first quarter of 2008 net interest margin of 4.53%. The decline in margin is attributable to the declining rate environment. The prime lending rate declined 200 basis points from 5.25 percent to 3.25 percent over the one-year period ending March 31, 2009. As a result, net interest income decreased $613,000 or 13.0 percent in the first quarter of 2009 versus the first quarter of 2008.

Non-performing loans were $8,958,000 or 2.7 percent of total loans at March 31, 2009 compared to $7,251,000 or 2.2 percent at March 31, 2008. At December 31, 2008, non-performing loans were $9,152,000 or 2.7 percent of total loans. The provision for loan losses for the first quarter of 2009 was $1,450,000, a decrease compared to the fourth quarter of 2008 of $2,350,000, but higher than the first quarter of 2008 of $350,000. The higher provision for loan losses was significantly impacted by the continued weakness in the Company's local real estate markets. The allowance for loan losses was $6,890,000, or 2.07 percent of loans at March 31, 2009 compared to $5,309,000 or 1.59 percent of total loans a year earlier.

John Castle, Chairman and CEO, said, "The banking industry, including Southern, continues to be adversely affected by the current economic downturn. We have not yet seen a stabilization in real estate values. We continue to aggressively recognize charge-offs and impairments and ensure we are providing for potential losses."

Castle continued, "In the first quarter we reduced our quarterly cash dividend to preserve capital. While disappointing, we believe that it was a prudent action to take during these economic times. Southern anticipates that the recent unification of the two bank charters, as well as cost containment and revenue enhancement initiatives put into place during the first quarter of 2009, will enhance revenues and further protect Southern's already strong capital levels."

Non-interest income was down $462,000, or 23.7 percent, in the first quarter of 2009 compared to the first quarter 2008. The decrease in non interest income resulted primarily from the

$371,000 gain on life insurance proceeds recorded in the first quarter of 2008. Other decreases in service charges on deposit accounts and trust fees were partially offset by an increase in net gains on loans sold.

Non interest expenses decreased $148,000, or 3.0 percent, in the first quarter of 2009 compared to the first quarter of 2008 as management continues to carefully monitor and manage operating expenses.

Total consolidated assets at March 31, 2009 were $457.4 million, compared to $475.0 million at December 31, 2008. Over $14 million of higher priced, non core deposits were eliminated from the balance sheet during the first quarter of 2009 which will help to improve the net interest margin.

Southern Michigan Bancorp, Inc. is a bank holding company headquartered in Coldwater, Michigan. Its subsidiary bank, Southern Michigan Bank & Trust, has 18 branches within Branch, Calhoun, Cass, Hillsdale and St. Joseph Counties and provides a broad range of consumer, business and wealth management services throughout the region.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or "continue" or other words or phrases such as "ensure", "believe", "anticipates", "enhance" or "further" and other similar words or expressions. Accounting estimates, such as the provision and allowance for loan losses, are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to successfully implement new programs and initiatives, increase efficiencies and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008. Southern Michigan Bancorp, Inc. undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SOUTHERN MICHIGAN BANCORP, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$12,898	$27,989
Federal funds sold	2,020	3,320
Securities available for sale	65,535	65,718
Loans held for sale, net of valuation of -0- in 2009 and 2008	1,412	121
Loans, net of allowance for loan losses of $6,890 - 2009 ($7,104 - 2008)	325,344	328,206
Premises and equipment, net	13,026	13,286
Accrued interest receivable	2,347	2,614
Net cash surrender value of life insurance	9,607	9,523
Goodwill	13,422	13,422
Other intangible assets	2,627	2,717
Other assets	9,174	8,080
TOTAL ASSETS	$457,412	$474,996

LIABILITIES
Deposits:
Non-interest bearing	$53,933	$57,216
Interest bearing	323,387	336,827
Total deposits	377,320	394,043
Securities sold under agreements to repurchase and overnight borrowings	14,305	13,890
Accrued expenses and other liabilities	4,435	4,272
Other borrowings	11,314	12,492
Subordinated debentures	5,155	5,155
Total liabilities	412,529	429,852

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 101,415 shares outstanding in 2009 (100,392 in 2008)	700	728

SHAREHOLDERS' EQUITY
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,323,970 shares in 2009 (2,311,740 shares in 2008)
Outstanding (other than ESOP shares) - 2,222,555 shares in 2009 (2,211,348 shares in 2008)	5,556	5,528
Additional paid-in capital	18,700	18,588
Retained earnings	20,204	20,593
Accumulated other comprehensive income, net	481	413
Unearned Employee Stock Ownership Plan shares	(563)	(591)
Unearned restricted stock compensation	(195)	(115)
Total shareholders' equity	44,183	44,416
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$457,412	$474,996

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Interest income:
Loans, including fees	$4,944	$6,144
Federal funds sold	9	127
Securities:
Taxable	389	638
Tax-exempt	230	243
	619	881
Total interest income	5,572	7,152

Interest expense:
Deposits	1,288	2,152
Other	195	298
Total interest expense	1,483	2,450
Net Interest Income	4,089	4,702
Provision for loan losses	1,450	350
Net Interest Income after Provision for Loan Losses	2,639	4,352

Non-interest income:
Service charges on deposit accounts	568	659
Trust fees	251	288
Net gains on security calls and sales	-	13
Net gains on loan sales	193	119
Earnings on life insurance assets	84	88
Gain on life insurance proceeds	-	371
Income and fees from automated teller machines	157	148
Other	235	264
Total non-interest income	1,488	1,950
Non-interest expense:
Salaries and employee benefits	2,510	2,687
Occupancy, net	397	387
Equipment	224	298
Printing, postage and supplies	153	151
Telecommunication expenses	91	108
Professional and outside services	385	275
Software maintenance	72	134
FDIC assessments	112	26
Amortization of other intangibles	90	93
Other	713	736
Total non-interest expense	4,747	4,895
INCOME (LOSS) BEFORE INCOME TAXES	(620)	1,407
Federal income tax provision (credit)	(349)	206
NET INCOME (LOSS)	$(271)	$1,201
Basic Earnings (Loss) Per Common Share	$(0.12)	$0.52
Diluted Earnings (Loss) Per Common Share	$(0.12)	$0.52
Dividends Declared Per Common Share	$0.05	$0.20